I, Joe Manchin III, Secretary of State of the

State of West Virginia, hereby certify that

PDC 2003-B LIMITED PARTNERSHIP
 Control Number: 56770

has filed its application for "Certificate of Limited Partnership" in my office according to the provisions of the West Virginia Code. I hereby declare the organization to be registered as a limited partnership from its effective date of June 13, 2003 until a certificate of cancellation has been filed with Secretary of State.

Therefore, I hereby issue this

CERTIFICATE OF LIMITED PARTNERSHIP

Given under my hand and the Great Seal of the State of West Virginia on this day of June 13, 2003

Secretary of State